Exhibit 99.1

Liberty Tax Service Reports U.S. Tax Results Through April 21st

VIRGINIA BEACH, Va., April 27, 2017 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), parent company of Liberty Tax Service, announced today that for the 2017 tax season, from January 1 through April 21, the number of returns prepared in its U.S. offices declined by 9.7%. The decline in U.S. assisted returns was partly driven by the previously announced reduction in the number of stores operated this year.

“The number of completed returns this tax season was unacceptable,” said John Hewitt, Chairman and CEO.  “However this does not change our long term strategy.  We have an outstanding base of hardworking dedicated franchisees and we are committed to driving return count growth in the future.”

Preliminary Tax Season Results

U.S. Tax Returns	Tax Season 2017 Through 04/21/17	Tax Season 2016 Through 04/22/16	Percent Change
Offices	1,590,000	1,761,000	-9.7%
Online	129,000	139,000	-7.2%

Total U.S. Returns	1,719,000	1,900,000	-9.5%

Return counts are rounded to the thousands

About Liberty Tax, Inc.
Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. Last year Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 22,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth.  These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to improve franchisee compliance, attract and retain clients; the effect of health care reform on tax preparation-related revenue; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.  The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

CONTACTS:

Investors:  Kathy Donovan
Liberty Tax, Inc.
Vice President, Chief Financial Officer
(757) 493-8855
investorrelations@libtax.com

Media:  Martha O’Gorman
Liberty Tax, Inc.
Chief Marketing Officer
(757) 301-8022
martha@libtax.com